Dechert LLP
                                1775 I Street, N.W.
                               Washington, DC  20006


September 5, 2003

The Integrity Funds
1 Main Street North
Minot, North Dakota  58703

Re:   Amendment No. 21 to Registration Statement on Form N-1A
      (Registration No. 33-53698)

Dear Sirs:

We have acted as special counsel to The Integrity Funds (the "Trust"), a statutory trust organized and existing under the laws of the State of Delaware, in connection with the above-referenced Amendment No. 21 to the Trust's Registration Statement (the "Amendment") relating to the issuance and sale by the Trust of an indefinite amount of authorized shares of beneficial interest of the Integrity Value Fund, Integrity Small Cap Growth Fund, Integrity Health Sciences Fund and Integrity Technology Fund (the "Shares") under the Securities Act of 1933, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares registered pursuant to the Amendment, when sold and paid for as contemplated in the Trust's Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, and to the use of our name therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP